Prospectus Supplement No. 1 (to Prospectus dated May 20, 2022)	As Filed Pursuant to Rule 424(b)(3) Registration No. 333-264646

2,432,473

Shares of

Common Stock

This prospectus supplement updates and supplements the prospectus dated May 20, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-264646) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and resale of up to an aggregate of 2,432,473 shares of common stock, par value $0.00001 per share (the “Placement Shares”), consisting of (a) 590,406 Placement Shares, (b) 70,849 Placement Shares (“Wainwright Warrant Shares”) issuable upon exercise of the warrants (the “Wainwright Warrants”) issued to H.C. Wainwright & Co., LLC, or its designees, in a private transaction on April 19, 2022 (the “Private Placement”), (c) 590,406 Placement Shares (“Prefunded Warrant Shares”) issuable upon exercise of the pre-funded warrants (the “Prefunded Warrants”) issued to the selling stockholders the “Private Placement” determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement and (d) 1,180,812 Placement Shares (“Preferred Investment Option Shares,” together with the Prefunded Warrant Shares and the Wainwright Warrant Shares, the “Warrant Shares”) issuable upon exercise of the preferred investment options (the “Preferred Investment Options”, together with the Prefunded Warrants and the Wainwright Warrants, the “Warrants”), issued to the selling stockholders in the Private Placement determined as if the outstanding Preferred Investment Options were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, all of which were acquired by the selling stockholders in the Private Placement. The holders of the Private Placement Shares, the Warrant Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

The Prospectus and this prospectus supplement also covers any additional shares of common stock that may become issuable from time to time upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Placement Shares or the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by the Prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Placement Shares or Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Placement Shares or Warrant Shares in the section titled “Plan of Distribution” on page 160 of the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus as amended and supplemented to date. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are registering the Placement Shares and Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in the Prospectus. We cannot predict when and in what amounts or if the Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the Placement Shares and the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Placement Shares and the Warrant Shares.

The common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BWV.” The last reported sale price of the shares of common stock on Nasdaq on June 23, 2022 was $2.36 per share. Our shares of common stock have experienced extreme volatility in market prices and trading volume since listing. From February 18, 2022 (the date our shares were initially listed on Nasdaq) to the date hereof, the market price of our common stock has fluctuated from an intra-day low on Nasdaq of $3.26 on May 2, 2022 to an intra-day high of $90.90 per share on February 22, 2022. By comparison, our initial public offering, which closed on February 23, 2022, was conducted at $9.00 per share. During this time, we have made one announcement regarding certain research developments for our vaccine candidates. Notwithstanding the foregoing, since our initial public offering on February 18, 2022, there were no material recent publicly disclosed changes in the financial condition or results of operations of the Company, such as our earnings or revenue, that are consistent with or related to the changes in our stock price. The trading price of our common stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 12 of the Prospectus.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022

Blue Water Vaccines Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41294	83-2262816
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 620-4101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.00001 per share	BWV	The Nasdaq Stock Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Due to delays caused by manufacturing, disruptions relating to suppliers, and those caused by the global COVID-19 pandemic, the Companyhas adjusted the estimated timeline previously reported in its public filings with respect to the development of its vaccine candidates, BWV-102 and BWV-302 to account for additional time needed to optimize vaccine platform approach and perform sufficient preclinical studies. An updated summary of the Company’s pipeline for all vaccine candidates is provided as follows:

The FDA regulatory approval process is lengthy and time-consuming, and we may experience significant delays in the clinical development and regulatory approval of our vaccine candidates. Our vaccine candidates are in early stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability. We may be unable to complete development of or commercialize our vaccine candidates or experience significant delays in doing so due to regulatory or other uncertainties.

Additional details regarding the Company and its vaccine candidates are available in the Company’s updated corporate presentation, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Blue Water Vaccines Inc. Corporate Presentation, as of June 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Water Vaccines Inc.

Date: June 24, 2022	By:	/s/ Joseph Hernandez
Joseph Hernandez
Chief Executive Officer

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Exhibit 99.1